IntelGenx Announces Development and Commercialization
Agreement with Endo Ventures

Saint-Laurent, Canada – December 27, 2016 – IntelGenx Corp., (TSXV: IGX) (OTCQX: IGXT), today announced that it has entered into a co-development and commercialization agreement with Endo Ventures Ltd. (“Endo”) for a new product utilizing IntelGenx’ proprietary VersaFilmTM for the USA market.

Under the agreement, Endo has obtained certain exclusive rights to market and sell IntelGenx’ product in the USA. IntelGenx will receive an upfront payment and future milestone payments. Endo and IntelGenx will share the profits of commercialization.

“We are thrilled to further strengthen our partnership with such a significant global pharmaceutical organization as Endo,” said Dr. Horst Zerbe, President and CEO of IntelGenx. “We see the completion of this deal as further validation of our VersaFilmTM technology and our ability to enter into high quality partnerships. IntelGenx continues to make tremendous progress in executing our strategy of becoming a global leader in pharmaceutical oral films.”

About IntelGenx:
IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the-art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com